Exhibit 99.1

Press Release

Inova releases 10Q. Revenue up by 32% for the 9 months ending January 2011 compared to the same period last year.

Las Vegas, NV. March 22, 2011. Inova Technology (“INVA”) released its 10Q for the quarter ending January 31, 2011. The highlights were:

•	Net revenues increased by 32% from $12,874,705 for the nine month period ending January 31, 2010 to $17,068,621 for the nine month period ending January 31, 2011.
•	EBITDA for the 9 month period ending January 2011 is $1,001,247.
•	Cash increased to $1,293,572 from $336,746 over the nine month period
•	Revenue up by 16% for the quarter ending January 2011.

Inova CEO, Adam Radly, said “Once again, our management and employees have done an excellent job under challenging economic circumstances. We are currently reviewing various expansion opportunities while continuing to execute our current business plan.”

Inova also announced in January 2011 that it has a backlog of more than $20 million of awarded and funded projects. This is the largest backlog of awarded and funded contracts in the Company’s history.

Mr Radly also said that “The Company is also bidding on additional projects and we expect to be able to provide an update regarding our success rate in late March or April of 2011”.

About Inova Technology

Inova Technology, Inc. (INVA) is an enterprise level Information Technology solutions provider specializing in providing proprietary RFID solutions, wireless networking, storage and security technology solutions and IT professional services. Our objective is to implement and optimize solutions for our clients with best of breed technology and the best possible service.

For more information please visit the company website at: http://www.inovatechnology.com or contact our Investor Relations Firm, Capital Communications Group at (415)332-7200 or richard@capitalgc.com.

# # #

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Except for historical information, the forward-looking matters discussed in this news release are subject to certain risks and uncertainties which could cause the Company's actual results and financial condition to differ materially from those anticipated by the forward-looking statements including, but not limited to, the Company's liquidity and the ability to obtain financing, the timing of regulatory approvals, uncertainties related to corporate partners or third-parties, product liability, the dependence on third parties for manufacturing and marketing, patent risk, copyright risk, competition, and the early stage of products being marketed or under development, as well as other risks indicated from time to time in the Company's filings with the Securities and Exchange Commission. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.